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                                                                     Exhibit 21

                        Horace Mann Educators Corporation
           Insurance Subsidiaries, Other Significant Subsidiaries and
            Their Respective States of Incorporation or Organization
                                December 31, 2001


Insurance Subsidiaries:

     Allegiance Life Insurance Company - Illinois

     Educators Life Insurance Company of America - Arizona

     Horace Mann Insurance Company - Illinois

     Horace Mann Life Insurance Company - Illinois

     Horace Mann Lloyds - Texas

     Horace Mann Property & Casualty Insurance Company - California

     Teachers Insurance Company - Illinois

Other Significant Subsidiaries:

     Horace Mann Educator Benefits Consulting Corporation - Illinois

     Horace Mann General Agency - Texas

     Horace Mann Investors, Inc. - Maryland

     Horace Mann Service Corporation - Illinois